EARLY RETIREMENT AND GENERAL RELEASE AGREEMENT

Caution: Read Carefully
This Is A Release Of All Claims

THIS EARLY RETIREMENT AND GENERAL RELEASE AGREEMENT (hereinafter “Agreement”) is voluntarily entered into as of the date(s) set forth below by and between the undersigned individual, Stan J. Ruhe (hereinafter referred to in the first person as "I," "me," etc.) and German American Bancorp, an Indiana banking corporation.

WHEREAS, I have provided notice that I desire to retire from my employment, and the parties have agreed that my employment shall terminate on December 26, 2008 ("Retirement Date") as a result of my decision to retire; and

WHEREAS, the parties have reached an amicable agreement regarding my retirement and, while neither party believes that any claims exist between us, the parties wish to enter into this Agreement in order to memorialize our agreement and to resolve any and all claims that I may have, as described in this Agreement, and to further define the obligations that the parties have to one another including, but not limited to, the confidentiality of various matters.

NOW, THEREFORE, in consideration of the mutual understandings, covenants, and the release contained herein, and for other good and valuable consideration, the sufficiency of which are hereby acknowledged, the parties hereby voluntarily agree as follows:

1. Definitions. Specific terms used in this Agreement have the following meanings: (a) words such as "I," "me," and "my" include both the undersigned and anyone who has or obtains any legal right or claims through me; and (b) "Company" means German American Bancorp, its past and present officers, directors, employees, trustees, parent, agents, divisions, affiliates, insurers, any and all employee benefit plans (and any fiduciary of such plans) sponsored by such entities, and each such entity's subsidiaries, predecessors, successors, and assigns, and all other entities, persons, firms, or corporations liable or who might be claimed to be liable, none of whom admit any liability to me, but all of whom expressly deny any such liability.

2. My Claims. I hereby release Company from any and all claims and actions that I may have against it. The claims I am releasing ("My Claims") include all of my rights to any relief of any kind from the Company, including without limitation, all claims I have now, whether or not I now know about the claims. These claims include, but are not limited to the following:

(a) all claims relating to my retirement from and/or my employment with Company, or the termination of that employment, including, but not limited to, any claims arising under the Fair Labor Standards Act; Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1866; the Age Discrimination in Employment Act ("ADEA"); the Older Worker Benefits Protection Act ("OWBPA"); the Employee Retirement Income Security Act; the Family and Medical Leave Act ("FMLA") (to the extent that FMLA claims may be released under governing law); the Americans with Disabilities Act; and/or any other federal, state or local law, including, without limitation, the Indiana Civil Rights Law;

(b) all claims under any principle of common law or equity, including but not limited to, claims for alleged unpaid compensation or other monies (other than salary I earn prior to my Retirement Date); commissions; any tort; breach of contract; and any other allegedly wrongful employment practices; and

(c) all claims for any type of relief from the Company, including but not limited to, claims for damages, costs and attorney's fees.

3. Exclusions From Release. I understand that My Claims released under this Agreement do not include any rights or claims that may arise after the Effective Date of this Agreement (the “Effective Date” of this Agreement is that date occurring on the eighth (8th) day after I sign this Agreement, provided that I do not revoke it, as described below). I understand I do not waive future claims. Also, I further understand that nothing in this Agreement shall in any way adversely affect whatever vested rights I may have to benefits under any retirement or other employee benefit plan. In addition, I acknowledge that this Agreement is not intended to (a) prevent me from filing a charge or complaint including a challenge to the validity of this Agreement, with the Equal Employment Opportunity Commission (“EEOC”); (b) prevent me from participating in any investigation or proceeding conducted by the EEOC; or (c) establish a condition precedent or other barrier to exercising these rights. While I have the right to participate in an investigation, I understand that I am waiving my right to any monetary recovery arising from any investigation or pursuit of claim on my behalf. I acknowledge that I have the right to file a charge alleging a violation of the ADEA with any administrative agency and/or to challenge the validity of the waiver and release of any claim I might have under the ADEA without either: (a) repaying to the Company the amounts paid by it to me or on my behalf under this Agreement; or (b) paying to the Company any other monetary amounts (such as attorney's fees and/or damages).

4. Amendment to Confidentiality and Non-Compete Agreement. The Company and I entered into a Confidentiality and Non-Compete Agreement (“Non-Compete Agreement”), dated July 1, 2000, which shall remain enforceable in accordance with its terms and conditions. Because the Company has agreed, in this Agreement, to make payments to me for a period of four (4) years and nine (9) months after my Retirement Date, I agree that Section 8 of the Non-Compete Agreement is hereby amended and said Section 8 shall heretofore be replaced by a new Section 8, as set forth in Exhibit A, attached to and incorporated in this Agreement.

5. Company's Agreement to Make Payments to Me . In exchange for my release and other promises made by me in this Agreement, and on the condition that I enter into the Supplemental Release Agreement with Company, attached to and incorporated herein as Exhibit B, on or after my Retirement Date, and on the further conditions that my employment is not terminated and that I do not resign prior to the Retirement Date, the Company agrees as follows:

(a) As soon as practical after June 26, 2009 (six (6) months following the Retirement Date), the Company shall pay me Thirty Seven Thousand Five Hundred Dollars ($37,500), less taxes and other required deductions ("Initial Payment"). Thereafter, the Company shall pay me an annualized amount of Seventy Five Thousand Dollars ($75,000), which amount shall be prorated for partial calendar years, and payable in equal installments on a biweekly basis, less taxes and other required deductions. The parties agree that the first biweekly installment shall be paid to me as soon as practical after the Initial Payment, and that no payment shall be paid to me after I reach the age of 62 (September 2, 2013). In the event of my death prior to September 2, 2013, any remaining unpaid biweekly installment payments shall be paid in accordance with the same schedule set forth above to my surviving spouse or, if she does not survive me, to my estate.

(b) The Company agrees that, effective on the Retirement Date, I shall be eligible to elect early retiree medical insurance coverage under the German American Bancorp, Inc. Employee Benefits Plan, as it may be amended from time to time.

I acknowledge that the foregoing constitutes full and fair consideration for the release of My Claims and the other promises made by me in this Agreement, that the Company is not otherwise obligated to provide such consideration to me, and that it is in addition to any other sums to which I am otherwise due. I also acknowledge that I have received all other forms of compensation, of whatever kind, that may be due to me by Company, other than salary that I will earn prior to my Retirement Date.

In addition, I understand and agree that during my remaining employment with the Company I shall perform all assigned duties and responsibilities to the best of my abilities and in a timely and professional manner, and I shall continue to adhere to all Company policies and procedures. I understand that among my responsibilities will be to assist the Company in business transition matters and I shall remain actively engaged in all responsibilities that may be assigned to me during my remaining employment. I also understand that during my remaining employment, I shall remain an at-will employee and that if the Company determines, in its sole discretion, that I have failed to perform my duties and responsibilities as described above, it may terminate my employment at any time, in which case I shall not be entitled to any payment pursuant to this Agreement or any other payment from the Company, other than the salary I earn through my last day of employment.

I agree to comply with all of the terms and conditions of this Agreement. I understand and agree that if I fail to do so, including, but not limited to, those set forth above, I shall not be entitled to any payment pursuant to this Agreement or any other payment from the Company, other than the salary I earn through my last day of employment.

6. Return of Company Property. I hereby represent and warrant that, on or before the Retirement Date, or at such other time as requested by the Company, I shall return to the Company all of its property that was ever in my possession or control. This property includes, but is not limited to, financial and other business records, personnel records, office and other keys, directories, computer hardware and software, books, documents, memoranda, and all other records, and copies of all such items.

7. Termination of Relationship. I acknowledge that my employment will be separated as of the Retirement Date. I acknowledge that neither the Company nor its successors have any obligation, contractual or otherwise, to rehire, reemploy, recall, or hire me in the future.

8. Consultation with Attorney. As required by the ADEA and OWBPA, I acknowledge that the Company has advised me that it is up to me as to whether I consult an attorney prior to signing this Agreement, and that the Company has advised that I should do so.

9. Confidentiality and Non-Disparagement. In further consideration of the payment described above, I agree, consistent with applicable law, to protect the Company from intrusion into its business by not disclosing to any third-party any confidential information or trade secrets of the Company. Such information includes, but not limited to, confidential information regarding the sales and other business activities of the Company, and information regarding the Company's employees, services, marketing strategies, business plans, operations, costs, research and development efforts, technical data and know-how, financial information, internal procedures, forecasts, methods, trade secrets, software programs, project requirements, inventions, trademarks, trade names, and similar information regarding the Company’s business (collectively referred to as “Confidential Information”). I agree that all such Confidential Information is and shall remain the sole and exclusive property of the Company. Except as may be expressly authorized by the Company in writing, or as may be required by law after providing due notice thereof to the Company, I agree not to disclose, or cause any other person or entity to disclose, any Confidential Information to any third party as long as such information remains confidential (or as limited by applicable law) and I agree not to make use of any such Confidential Information for my own purpose or for the benefit of any other entity or person.  I agree to refrain from making any negative or disparaging statement about the Company, its employees, agents, operations, or plans. In further protection of the interests of the Company, I agree that, as to any matters currently pending, or which arise relating to my employment with the Company, I will cooperate with the Company and its attorneys in connection with any proceeding involving the Company before a court, an administrative agency, governmental organization, or an arbitrator. I further understand that it is an essential and material condition of this Agreement that the existence and terms of this Agreement are to remain strictly confidential and shall not be disclosed by me to any person other than to my attorney, my spouse, or as required by law. This Agreement shall supplement any obligations that I may have to Company pursuant to the Non-Compete Agreement and pursuant to all applicable state and federal trade secrets laws.

10. Violation of Agreement. I agree that if I violate this Agreement by suing the Company for any of My Claims (other than one under the ADEA or the OWBPA), or in any other respect, I will pay all costs and expenses of defending the action or lawsuit incurred by the Company, including but not limited to, reasonable attorneys’ fees, costs, disbursements, awards, and judgments. In addition, if I violate this Agreement by suing the Company for any of My Claims (other than one under the ADEA or the OWBPA), or if I violate it in any other respect, I will promptly reimburse the Company all amounts paid to me by it under this Agreement, plus legal interest, and the Company shall be relieved of all obligations to me under this Agreement, and the Company shall be entitled to collect all amounts paid to me by it through legal process or otherwise, from me. As to any actions, claims, or charges that would not be released because of the revocation, invalidity, or unenforceability of this Agreement (other than one under the ADEA or the OWBPA), I understand that the return of the payments made by the Company under this Agreement to me and on my behalf, with legal interest, is a prerequisite to asserting or bringing any such claims, charges, or actions. In the event the Company brings any successful action against me to enforce this Agreement, I shall reimburse the Company for its attorneys' fees, costs and expenses incurred in such action.

11. Severability. I understand, and it is my intent, that in the event this Agreement is ever held to be invalid or unenforceable (in whole or in part) as to any particular type of claim or charge or as to any particular circumstances, it shall remain fully valid and enforceable as to all other claims, charges, and circumstances.

12. Period to Consider Agreement and Expiration of Offer. As required by the ADEA and the OWBPA, I understand that I have forty five (45) calendar days from the day that I receive this Agreement, not counting the day upon which I received it, to consider whether I wish to sign it. If I sign this Agreement before the end of the forty five (45) calendar day period, it will be my personal and voluntary decision to do so. I also understand that if I fail to deliver this Agreement to the Company within said period of time, it shall expire and be deemed withdrawn by the Company.

13. Right to Revoke Agreement. As required by the ADEA and the OWBPA, I understand that I may revoke this Agreement at any time within seven (7) calendar days after I sign it, not counting the day upon which I sign it. This Agreement will not become effective or enforceable unless and until the seven (7) calendar day revocation period has expired without my revoking it, i.e. on the eighth calendar day after I sign this Agreement.

14. Procedure to Accept or Revoke. To accept this Agreement, I must deliver the Agreement, after it has been signed and dated by me, to the Company, by hand or by mail, and it must be received by the Company’s President, Mark A. Schroeder, within the forty five (45) calendar day period that I have to consider this Agreement. To revoke my acceptance, I must deliver a written, signed statement that I revoke my acceptance to Mr. Schroeder by hand or by mail and any such notice of revocation must be received by him within seven (7) calendar days after I signed the Agreement. If I choose to deliver my acceptance or revocation notice by mail, it must be: (a) postmarked and received by the above-named individual at the Company within the applicable period stated above; (b) properly addressed to said individual; and (c) sent by certified mail, return receipt requested.

15. My Representations. I HAVE READ THIS AGREEMENT CAREFULLY, I HAVE HAD AN ADEQUATE OPPORTUNITY TO CONSULT WITH AN ATTORNEY, AND I UNDERSTAND ALL OF ITS TERMS. IN AGREEING TO SIGN THIS AGREEMENT, I HAVE NOT RELIED ON ANY STATEMENTS OR EXPLANATIONS MADE BY THE COMPANY, EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT. I UNDERSTAND THAT IN CONSIDERATION OF ACCEPTING THE PAYMENT DESCRIBED ABOVE, I MAY BE GIVING UP POSSIBLE FUTURE ADMINISTRATIVE AND/OR LEGAL CLAIMS.

16. Group Reduction In Force Information. I acknowledge that, as required by the ADEA, 29 U.S.C. Section 626(f), I have received (in Exhibit C, attached hereto and incorporated herein) adequate written notice of any class, unit, or group of individuals covered by this employment termination program, any eligibility factors for such program, and any time limits applicable to this program. I acknowledge that said exhibit, pursuant to 29 U.S.C. Section 626(f), adequately informs me of the job titles and ages of all persons eligible or selected for this program, and the ages of all individuals in my same job classification or organizational unit who are not eligible or selected for this program.

17. Miscellaneous. The parties agree that: (a) this Agreement shall inure to the benefit of, may be enforced by, and shall be binding on the parties and their heirs, executors, administrators, personal representatives, assigns and successors in interest; and (b) this Agreement may be assigned by the Company without notice to me and without my consent. However, the parties also agree that this Agreement is personal to me and that I may not assign it. In the event of any dispute about this Agreement, the laws of the State of Indiana shall govern the validity, performance, enforcement, and all other aspects of this Agreement. I also understand and agree that this Agreement contains all of the agreements between the Company and me relating to the matters included in this Agreement. I also agree that this Agreement may be executed in one or more counterparts, including fax or pdf counterparts, all of which, taken together, shall constitute one and the same Agreement.

Please read this Agreement carefully. This Agreement includes a release of all known and unknown claims.

Stan J. Ruhe

By:	/s/ Stan J. Ruhe
Date:	May 7, 2008

Received and agreed to by German American Bancorp on behalf of itself and all other persons and entities released herein:

By:	/s/ Mark A. Schroeder
Date:	May 7, 2008

EXHIBIT A

8. Non-Compete. In connection with Employee’s employment with the Company, Employee has or will become acquainted with the affairs of the Company, its officers and employees, its services, products, business practices, the needs and requirements of its customers and prospective customers, trade secrets, Confidential Information that the Company has or will acquire at its cost and expense and he will develop business relationships and goodwill with the Company’s customers or potential customers. Therefore, as an essential ingredient and in consideration of this Agreement and Employee’s employment or continued employment, and for the other consideration stated herein, Employee hereby agrees, in addition to any other obligations or duties Employee owes to the Company, that during the term of Employee’s employment and for the period of four (4) years and nine (9) months thereafter, Employee shall not, do any of the following:

(a) Engage in any activity that is competitive with Company, including, but not limited to, banking, investments, insurance, or other services which are offered by the Company to its customers or which, at the time of the terminations of Employee’s employment, it planned to offer to its customers. Employee acknowledges and agrees that the foregoing prohibition is intended to be broadly interpreted and that this is reasonable in view of the breadth and scope of services offered by the Company to its customers, in view of the Company’s strategies and plans for the future, and in view of the Company’s promise to make payments to him as set forth in the Early Retirement and General Release Agreement that he entered into with Company.

(b) Perform on behalf of any person or entity that competes with Company, the same or similar services as those Employee performed for Company prior to the termination of his employment;

(c) Directly or indirectly own, operate, accept employment or be employed with, engage with, participate with, consult with or assist in any way any company or business that is involved in or associated with banking, investments, insurance, or other services offered by Company to its customers or which, at the time of the termination of his employment, Company planned to offer to its customers;

(d) Contact or have contact with the customers, suppliers, or vendors of Company, either directly or indirectly, for himself or for any other person or entity, so as to: (i) directly or indirectly divert or influence or attempt to divert or influence any business of Company to a competitor of Company; (ii) directly or indirectly solicit or provide products or services similar to those provided by Company; or (iii) otherwise directly or indirectly interfere in any fashion with the business or operations then being conducted by Company or in order to assist Employee or others in any endeavor that is competitive with the business of Company then being conducted, or which Company, at the time of the termination of his employment, planned to conduct; and

(e) Hire, employ or attempt to hire or employ any person who is then an employee of Company, or who was within the preceding one (1) year period an employee of Company, or in any way: (i) cause or assist or attempt to cause or assist any employee to leave Company; or (ii) directly or directly seek to solicit, induce, bring about, influence, promote, facilitate, or encourage any current employee of Company to leave Company to join a competitor or otherwise.

The restrictions set forth in sections (a), (b), (c), (d), and (e) above shall be applicable and enforceable within each of the following geographic areas: (i) Jasper, Indiana, and any location within a fifty (50) mile radius of Jasper; and (ii) any location within a fifty (50) mile radius of any location in which Employee was employed or performed services for the Company during his employ.

Employee and the Company agree that for purposes of the restrictions and covenants set forth in this Section 8, the “term of Employee’s employment,” shall include not only the period during which Employee is directly employed by the Company, but any period thereafter during which he provides services to the Company in any manner whatsoever. Employee agrees and acknowledges that he shall be bound by the terms of Section 8 at all times during which he provides services to the Company in any manner whatsoever and for four (4) years and nine (9) months after the last date on which he has provided such services. Employee’s obligations set forth in this Section 8 and the Company’s rights and remedies with respect thereto shall remain in full force and effect for the period(s) stated herein regardless of any termination or resignation of Employee or other prior termination of his employment and/or this Agreement for any reason.

Employee and the Company further agree that due to the nature of the Company’s business, and in order to protect the Company’s Confidential Information and goodwill, the covenants and restrictions in this Section 8, including, but not limited to, the restrictions on the Employee’s ability to engage in activity competitive with the Company, are required to be broad in scope.

If the Employee has violated any of the restrictions or covenants set forth in Section 8 of this Agreement or there is a basis for the granting of injunctive relief in accordance with the terms of Section 4, then the parties agree that the period of all restrictions and covenants set forth in this Section 8 automatically shall be extended by the number of days that (i) the Employee was in violation of such restriction or covenant or (ii) such a basis for the granting of injunctive relief existed, whichever is longer.

EXHIBIT B

NOTE: THIS AGREEMENT IS NOT TO BE SIGNED BEFORE YOUR FINAL DATE OF EMPLOYMENT WITH THE COMPANY

SUPPLEMENTAL SEPARATION AND GENERAL RELEASE AGREEMENT

This Supplemental Separation and General Release Agreement ("Agreement") is entered into by and between German American Bancorp, an Indiana banking corporation, and the undersigned individual ("Employee").

WHEREAS, the parties have entered into a separate Early Retirement and General Release Agreement (“Early Retirement Agreement”) which contemplates that Employee will sign this Agreement in exchange for the benefits set forth in the Early Retirement Agreement;

WHEREAS, while the parties do not believe that any claims exist between them, they wish to enter into this Agreement in order to memorialize their agreement.

NOW, THEREFORE, in consideration of the mutual understandings, covenants, and the release contained herein, the parties hereby voluntarily agree as follows:

1. Specific terms used in this Agreement have the following meanings: (a) "Employee" includes the undersigned individual and anyone who has or obtains any legal right or claims through him; and (b) “Company” has the same meaning as set forth in the Early Retirement Agreement. No person or entity released by this Agreement admits any liability to Employee all such persons and entities expressly deny any such liability to Employee.

2. The claims Employee is releasing (“Employee's Claims”) include all of his rights to any relief of any kind from the Company, including, but not limited to, all claims Employee has now, whether or not Employee now knows about the claims, including, but not limited to: any and all claims (including, but not limited to, claims for attorneys’ fees), demands, losses, damages, injuries (whether personal, emotional or other), agreements, actions, promises or causes of action (known or unknown) in connection with or arising directly or indirectly out of or in any way related to any and all matters, transactions, events or other things occurring prior to the date hereof, including all those arising out of or in connection with his employment with the Company or arising out of any events, facts or circumstances which either preceded, flowed from or followed the cessation of his employment, or which occurred during the course of his employment with the Company or incidental thereto or arising out of any other matter or claim of any kind whatsoever and whether pursuant to common law, statute, ordinance, regulation or otherwise and including claims of fraud or misrepresentation in the making, negotiation or execution of this Agreement. Claims or actions released herein include, but are not limited to, those based on allegations of wrongful discharge and/or breach of contract; those arising under each of the laws specifically set forth in the Early Retirement Agreement and any other federal, state or local law, ordinance, rule or regulation. Employee agrees and understands that any claims he may have under any legal theory or the aforementioned statutes or any other federal, state or local law, ordinance, rule or regulation are effectively waived by this Agreement. The parties understand and agree that no claims arising after the Effective Date of this Agreement are waived or released by this Agreement (the “Effective Date” of this Agreement is the eighth day after it is signed by Employee, on the condition that the Agreement is not revoked by him as provided below).

3. In exchange for the consideration set forth in the Early Retirement Agreement, which the Company is otherwise not obligated to provide to Employee, Employee agrees to give up, release, and waive all of Employee’s Claims and all other actions, causes of action, claims or demands that he has against the Company. Employee will not bring any lawsuits against the Company relating to the claims described above, nor will Employee allow any suit to be brought on Employee’s behalf. The Separation Payment constitutes full and fair consideration for the release of Employee’s Claims. Employee agrees that his rights under the aforementioned statutes and any other federal, state, or local law, rule or regulation are effectively waived by this Agreement.

4. Employee hereby represents and warrants that he has returned to the Company all of its property that was in his possession or control. This includes, but is not limited to, those items set forth in the Early Retirement Agreement.

5. Employee understands that, as a condition of this Agreement, the fact of and terms and conditions of this Agreement are to remain strictly confidential, and shall not be disclosed by him to any person other than to his attorney, spouse, or as required by law or lawfully-issued subpoena.

6. Employee represents and warrants that in the making, negotiation and execution of this Agreement, he is not relying upon any representation, statement or assertion of fact or opinion made by any agent, attorney, partner, employee or representative of the persons, parties, partnerships or corporations being released herein, and he hereby waives any right to rely upon all prior agreements and/or oral representations made by any agent, attorney, partner, employee or representative of such persons, parties, partnerships or corporations even though made for the purpose of inducing him to enter into this Agreement. The parties stipulate and agree that all clauses and provisions of this Agreement are distinct and severable, and Employee understands, and it is his intent, that in the event this Agreement is ever held to be invalid or unenforceable (in whole or in part) as to any particular type of claim or as to any particular circumstances, it shall remain fully valid and enforceable as to all other claims and circumstances.

7.  This Agreement contains the entire agreement of the parties and supersedes all previous negotiations, whether written or oral. This Agreement may be changed only by an instrument in writing signed by the party against whom the change, waiver, modification, extension or discharge is sought. As required by the ADEA and the OWBPA, Employee understands that: (a) he has forty five (45) calendar days after he receives this Agreement to consider it, and that if he does not sign it within that period of time, it shall be deemed withdrawn by the Company; (b) he may revoke this Agreement within seven (7) calendar days after signing it by providing written notice of revocation to Mark Schroeder, President of the Company; and (c) he has been advised by the Company that he should seek the advice of legal counsel prior to signing this Agreement, and he has had an adequate opportunity to do so. After signing this Agreement, Employee shall return it personally in an envelope marked "Personal and Confidential" to Mr. Schroeder.

8.  This Agreement shall inure to the benefit of, may be enforced by, and shall be binding on the parties and their heirs, executors, administrators, personal representatives, assigns and successors in interest. It is understood and agreed that no breach of this Agreement shall be cause to set it aside or to revive any of the claims being released herein. In the event of any dispute about this Agreement, the laws of the State of Indiana shall govern the validity, performance, enforcement, and all other aspects of this Agreement.

9. Employee agrees that if he violates this Agreement by suing the Company for any of the claims he has released herein (other than one under the ADEA or OWBPA), or if he violates it in any other respect, he will pay all costs and expenses of defending the action or lawsuit incurred by the Company, including but not limited to, reasonable attorneys’ fees, costs, disbursements, awards, and judgments. In addition, if he violates this Agreement by suing the Company for any of the claims released herein (other than one under the ADEA or OWBPA), or if he violates it in any other respect, he will promptly reimburse the Company all amounts paid to him and on his behalf by the Company under this Agreement and the Early Retirement Agreement, plus legal interest, and the Company shall be entitled to collect same through legal process or otherwise, from him, and the Company shall be relieved of any obligation to Employee under this Agreement. As to any actions, claims, or charges that would not be released because of the revocation, invalidity, or unenforceability of this Agreement (other than one under the ADEA or OWBPA), Employee understands that the return of the payment made by the Company under this Agreement and the Early Retirement Agreement to him and on his behalf, with legal interest, is a prerequisite to asserting or bringing any such claims, charges, or actions. In the event the Company brings any successful action against Employee to enforce this Agreement, Employee shall reimburse the Company for its attorneys' fees, costs and expenses incurred in such action.

10. Employee acknowledges that, as required by the ADEA, 29 U.S.C. Section 626(f), he has received (in Exhibit C, attached to the Early Retirement Agreement that he previously signed) adequate written notice of any class, unit, or group of individuals covered by this employment termination program, any eligibility factors for such program, and any time limits applicable to this program. Employee also acknowledges that said exhibit, pursuant to 29 U.S.C. Section 626(f), adequately informs him of the job titles and ages of all persons eligible or selected for this program, and the ages of all individuals in his same job classification or organizational unit who are not eligible or selected for this program.

11. Employee represents that he has read this Agreement; fully understands each and every provision of this Agreement; and has voluntarily, on his own accord, executed this Agreement. This Agreement may be executed in counterparts, including facsimile, pdf, or photocopy counterparts, each of which shall be deemed an original but all of which taken together shall constitute a single document. Employee also understands that, in signing this Agreement, he may be giving up possible legal and/or administrative claims or rights.

IN WITNESS WHEREOF, the parties have duly executed this Agreement on the dates set forth below.

Stan J. Ruhe

Signature:
Date:

Received and agreed to by German American Bancorp on behalf of itself and all other persons and entities released herein:

By:
Date:

EXHIBIT C

INFORMATION REQUIRED BY ADEA AND OWBPA
REGARDING OFFER OF SEPARATION PAYMENT

[This exhibit omitted as the information is not material to Investors. The Registrant agrees to furnish supplementally such exhibit to the Commission upon request.]